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                                                                  EXHIBIT (e)(4)

                            AGENCY TRADING AGREEMENT


         AGREEMENT made as of the __day of __, 2001 by ________________, a national banking association ("NBA") and Nicholas-Applegate Securities (the "Distributor").

                                   WITNESSETH:

         WHEREAS: Distributor is distributor for the Nicholas-Applegate Institutional Funds, open-end investment company registered under the Investment Company Act of 1940, as amended (the "Funds" or each a "Fund"), identified on Exhibit A attached hereto, as such exhibit may be amended in writing from time to time by the parties hereto; and

         WHEREAS: Distributor desires that NBA serve as limited agent to accept orders for the purchase, exchange and redemption of securities of the Funds ("Shares") by certain employee benefit plans for which NBA performs non-discretionary, administrative and directed trustee services, and which are identified on Exhibit B hereto, as such exhibit may be amended from time to time by the parties hereto (each a "Plan") and to perform certain administrative and record keeping services with respect to the Plans' investments in Shares, as identified on Exhibit C hereto, as such exhibit may amended from time to time by the parties here to;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

1. APPOINTMENT OF NBA. Distributor hereby appoints NBA as its agent for the sole and limited purpose of accepting purchase, exchange or redemption orders for Shares purchased, exchanged or redeemed by the Plan ("Orders"). NBA hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, NBA shall not be acting as agent for Distributor in any manner whatsoever, except in accepting such Orders.

2. ORDERS AND ACCEPTANCE. NBA, as agent of Distributor, shall accept from the Plan, Orders for the purchase, exchange or redemption of Shares of the Funds. If such Orders are received by NBA prior to the close of trading on the New York Stock Exchange (the "Close of Trading") on a day the New York Stock Exchange is open for business (a "Business Day"), they shall be treated as having been received by Nicholas-Applegate Capital Management on such Business Day ("Trade Date").

3. PRICING INFORMATION. By 7:00 p.m. Eastern Time ("ET") each Business Day, Distributor or its Agent will supply the following information ("Price Information") to NBA via facsimile transmission: (1) the confirmed net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor ("mil rate"), and (4) on ex dividend date, if applicable, dividend and capital gain information. If on any Business Day Distributor or its Agent does not provide such Price Information to NBA; NBA will process associated transaction activity in its computer systems using the unaudited Price or the last available Price. The detailed pricing procedures to be followed by Distributor and NBA are outlined in Exhibit D attached hereto, as such exhibit may be

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amended from time to time by the parties hereto.

4. TRADE REPORTING. By 8:00 a.m. ET each Business Day following Trade Date ("TD + 1"), NBA will provide, via Fund/SERV instructions for the net purchase or net redemption of Shares of the Funds based on Orders accepted by NBA prior to Close of Trading on the prior Business Day. In the event that such instructions represent estimated trade activity, NBA shall provide final instructions to Distributor by no later than 9:00 a.m. ET. Such instructions shall be effected at the public offering price of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by NBA (that is, Trade Date, as specified in Section 2 above). The detailed activity reporting procedures to be followed by Distributor and NBA are outlined in Exhibit E attached hereto; as such Exhibit may be amended from time to time by the parties hereto.

5. SETTLEMENT. Settlements shall be made for each Business Day, by net settlement with the Federal Reserve. Each Business Day NBA shall calculate net purchases and redemptions with respect to all Funds occurring on that Business Day. The daily wire transfers between NBA and Nicholas-Applegate Capital Management shall operate as follows:

    (a) Via Fund/SERV (NSCC) will settle net trades though the Federal Reserve. On T+1, NSCC makes as single net settlement debit or credit via Fed funds to each trustee and fund.

6. CONFIRMATION AND RECONCILIATION. NBA will receive a daily file from NSCC with all confirmed/rejected trades. All confirmed transactions are set up for settlement at NSCC. On the morning of T+1, NSCC will provide NBA and the outside Fund Company with a net settlement figure and a summary of purchases and redemptions. Nicholas-Applegate Capital Management will submit account position data to NSCC. NSCC then sends to NBA the position information for accounts they support. NBA shall notify Nicholas-Applegate Capital Management of any material differences within ten (10) Business Days of receipt of the weekly position file. NBA and Nicholas-Applegate Capital Management will jointly determine the action to be taken to rectify any material differences.

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7.      REPRESENTATIONS BY NBA.  NBA represents that:

        (a) it has full power and authority to enter into and perform this Agreement;

        (b) the arrangements provided for in this Agreement will be disclosed to the Plan through its representatives; and

        (c) it will promptly notify Distributor in the event that NBA is for any reason unable to perform any of its obligations under this Agreement.

8.       REPRESENTATIONS OF DISTRIBUTOR: Distributor represents that:

         (a) it has full power and authority to enter into and perform this Agreement and is duly authorized to appoint NBA as its agent;

         (b) it is registered as a broker-dealer pursuant to the Securities Exchange Act of 1934, as amended;

         (c) the Funds listed on Exhibit A attached hereto are registered under applicable state securities laws in each of the 50 states of the United States; and

         (d) it will promptly notify NBA in the event that it is for any reason unable to perform any of its obligations under this Agreement.

9. FUND WAIVERS. Except for any shareholder service or Rule 12b-1 fees, Distributor hereby agrees to waive any and all loads or fees associated with purchase, exchange and redemption transactions. Any trading restrictions, including those related to the size and frequency of transactions, are also waived.

10. COMPENSATION. For its services under this Agreement, NBA shall be entitled to the fees set forth on Exhibit F, attached to this Agreement, as said Exhibit may be amended from time to time.

11. PROSPECTUS DELIVERY. NBA shall be responsible for mailing Fund prospectuses to Plan participants who request them and may retain the services of a third-party vendor to handle such mailings. Distributor shall be responsible for all materials and production costs, and hereby agrees to provide the prospectuses to NBA or its third-party vendor. Distributor shall bear the costs of mailing periodic Fund reports to Plan participants. NBA shall bear the costs of mailing prospectuses to Plan participants who request them.

12. PROXIES. Distributor shall be responsible for all costs associated with the production of proxy materials. NBA may retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to Distributor by the third-party vendor.

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13.      PARTICIPANT COMMUNICATIONS. Distributor agrees to provide internally prepared fund descriptive information approved by the Funds' legal counsel for use by NBA in its written Plan participant communication materials. NBA shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc. and Lipper Analytical Services) in telephone conversations with Plan participants and in quarterly participant statements. Distributor hereby consents to NBA's use of such materials. NBA shall seek the approval of Distributor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

14.      INFORMATION REGARDING THE PLANS. Subject to applicable law and
Section 17, below, NBA shall transmit to Distributor or the Fund (or to any agent designated by either of them) such information concerning the Plans and participants in the Plans as shall reasonably be necessary for Distributor to fulfill its obligations under this Agreement and as the Funds shall reasonably conclude is necessary to enable the Funds to comply with applicable state Blue Sky laws. Distributor will reimburse NBA for any reasonable out of pocket expenses incurred in providing such information.

15. INDEMNIFICATION. Distributor shall indemnify and hold harmless NBA, its affiliates, employees, and agents from any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against NBA, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to this Agreement, excepting only any and all loss, etc., arising solely from NBA's negligence or bad faith.

         (a) In the event that Distributor fails to provide Price Information on any Business Day, as detailed in Section 3 of this Agreement, NBA shall be entitled to compensation for the amount of any resulting loss to any related Plan investment option. For this purpose, a related Plan investment option is defined as any Plan investment option (including, but not limited to, NBA mutual funds, non-NBA mutual funds, employer stock, commingled pools, guaranteed investment contracts, and customized separately managed portfolios) impacted by held transaction activity due to Distributor's failure to provide timely Price Information to NBA.

         (b) In the event that Distributor provides an incorrect price and said error causes a monetary loss to any Plan participant account maintained by NBA, then Distributor shall be responsible for compensating the account(s) so that any Plan participant who has incurred such a loss shall be made whole to the same extent as though said error had not occurred.

         (c) In the event that Plan participant accounts gain from an incorrect price, NBA shall adjust such accounts upon notification to the Plan Sponsor(s). If Plan participants received distributions during the time period affected by an overstated price, NBA shall make a reasonable effort to recover overpayments from such participants upon notification to the Plan Sponsor(s) and provided that Distributor assumes responsibility for all reasonable and demonstrable expenses incurred by NBA in attempting to recover the overpayments. If exchange transactions are involved, NBA shall sell the excess shares in the affected Plan participant accounts on a current basis and remit the resulting proceeds to Distributor.

         (d) Distributor shall not net the impact of individual Plan participant gains and losses in calculating any compensation due Plan participants and/or NBA as the result of an incorrect price.

         (e) NBA shall indemnify and hold harmless Distributor from any and all loss, damage, penalty,

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liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against Distributor, its affiliates, employees or agents by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to this agreement, excepting only any and all loss, etc. arising solely from Distributor's negligence or bad faith.

         In providing services pursuant to this Agreement, NBA and Distributor shall comply with all applicable federal and state laws and regulations and each party hereto shall indemnify and hold harmless the other party, its affiliates, employees and agents from any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorneys fees and disbursements, that may be incurred by, imposed upon or asserted against such party, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding or litigation arising from non-compliance by such party with any such laws or regulations.

         In providing the indemnifications set forth in the immediately preceding paragraph, each party hereto agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

16. NON-EXCLUSIVITY. Distributor acknowledges and agrees that NBA may enter into agreements similar to this Agreement with organizations other than Distributor which also serve as Transfer Agent for mutual funds, or otherwise. NBA acknowledges and agrees that, subject to Section 19, below, nothing contained herein shall prohibit Distributor or any affiliate of Distributor from providing administrative, subaccounting or record keeping services to any defined contribution plan or from soliciting any such plan or sponsor thereof to enter into any arrangement with Distributor or any affiliate of Distributor for such services.

17. CONFIDENTIALITY. As to NBA and Distributor, each party acknowledges that the identities of the other party's customers, information maintained by such other party regarding those customers, and all computer programs and procedures developed by such other party or such other party's affiliates or agents in connection with such other party's performance of its duties hereunder constitute the valuable proprietary information and property of such other party. Each of the parties agrees to use its best efforts to hold all such proprietary information and property in confidence and refrain from:
(a) disclosing or distributing any of such proprietary information or property, except (i) with the other party's prior written consent, or (ii) as required by law or judicial process or (b) using any such proprietary information in any competition, solicitation or marketing efforts concerning the other party's customers. Each of the parties acknowledges that any breach of the provisions of this subparagraph would result in immediate and irreparable harm to the non-breaching party for which there would be no adequate remedy at law and agrees that, in the event of such a breach, the non-breaching party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

18. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time by either party upon ninety (90) days written notice to the other party. Notwithstanding the foregoing, this Agreement may be terminated immediately upon either (i) a material breach by either party not cured within thirty
(30) days after notice from the other, or (ii) upon termination of services from either party to the Plan. The provisions of Sections 15 and 17 and the second paragraph of this Section 18 shall survive any termination of this Agreement.

         Upon termination of this Agreement for any reason, purchases of the Fund pursuant to this Agreement shall no longer be permitted through NBA. However, shares of the Funds may continue to be redeemed through NBA pursuant to the terms of this Agreement, NBA shall continue to serve as an agent

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of Distributor for the limited purpose of accepting such redemption orders, and NBA shall continue to receive compensation from Distributor on existing account balances in accordance with Section 10 of this Agreement but for only as long as the Funds have in place a shareholder service or other distribution type plan.

19. NOTICES. Unless otherwise specified, all notices and other communications hereunder shall be in writing and shall be hand delivered or mailed by certified mail to the other party at the following address as each party may give notice to the other:

         If to Distributor:
                           Nicholas-Applegate Securities
                           600 West Broadway, 29th Floor
                           San Diego, CA 92101
                           Attn: General Counsel

         If to NBA:
                           -----------------------

                           -----------------------

                           -----------------------

20) AMENDMENT, ASSIGNMENT AND OTHER MATTERS. This Agreement may not be amended except by a writing signed by each of the parties hereto. This Agreement shall not be assigned, except to affiliates, by either party without the written consent of the other party, provided, however, that this Agreement may be assigned without prior consent of the other party to any entity that acquires all or substantially all of one party's assets or any company or entity into which such party is merged or otherwise reorganized. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. This Agreement, including the Exhibits attached hereto, contains the entire agreement of the parties as to the subject mater hereof and supersedes any prior agreements, written or oral. To the extent not preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof. Each party hereto: (i) consents to the subject matter and in personam jurisdiction and venue in the United States District Court for the Northern District of Ohio, Eastern Division; (ii) waives the right to contest the subject matter and in personam jurisdiction and venue in the United States District Court for the Northern District of Ohio, Eastern Division on any ground; and (iii) agrees that service of process upon it can be made by certified or registered mail, return receipt requested, to his or its address referred to in Section 18 hereof and agrees promptly to notify the other party hereto of any change of such address and agrees that service to such address shall be deemed to constitute sufficient service of process under both the federal and state rules of civil procedure wherever the case is filed.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

NICHOLAS-APPLEGATE SECURITIES                     NATIONAL BANKING ASSOCIATION

By:                                               By:
Name:                                             Name:
Title:                                            Title:
Date:                                             Date:

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                                    EXHIBIT A

                                      FUNDS

FUNDS                        TICKER SYMBOL                               CUSIP

(Please enter Funds)

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                                    EXHIBIT B

                                      PLANS
            All Plans offered through NBA's Daily Retirement Product.

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                                    EXHIBIT C

                    ADMINISTRATIVE AND RECORDKEEPING SERVICES

In accordance with procedures established from time to time by agreement between Nicholas-Applegate Securities and NBA, NBA shall provide the following services:

         (1) ACCOUNT INFORMATION. The purchase and redemption of shares will be facilitated through one or more master accounts (the "Accounts") with each Fund. NBA shall maintain a record of the number of Shares held by the Accounts on behalf of each Plan. Omnibus at the plan level.

         (2) PARTICIPANT SERVICES. NBA shall investigate all inquiries from Plan Participants and Plan representatives relating to their interests in the Accounts and shall respond to all communications from Plan Participants and Plan representatives and others relating to NBA's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between NBA and the Nicholas-Applegate Securities.

         (3) MAILING COMMUNICATIONS; PROXY MATERIALS. NBA or a third party provider, at the request of NBA, shall address and mail to Plan representatives, as applicable, proxy material for each of the Fund's meetings of shareholders. In connection with meetings of shareholders NBA shall vote the final proxies following the tabulation of the returned proxy cards.

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                                    EXHIBIT D


                            REMOTE PRICING PROCEDURES


The Price Information as described in Section 3 shall be provided by Nicholas-Applegate Securities to NBA as follows:

(1) Nicholas-Applegate Securities shall send the Price Information to NBA via facsimile transmission by no later than 7:00 p.m. ET.

(2) In the event that Nicholas-Applegate Securities cannot fax the Price Information prior to 7:00 p.m. ET, Nicholas-Applegate Securities will notify NBA via telephone and shall then send the Price Information via fax to 216-813-4742 (primary fax machine) or 216-813-3190 (back-up fax machine), or other numbers as NBA may designate in writing from time to time, by no later than 8:00 p.m. ET.

(3)    In the event that a fax machine is unavailable to either
       Nicholas-Applegate Securities or NBA prior to 7:00 p.m. ET, Nicholas-Applegate Securities shall provide NBA with the Price Information via a telephone call, and shall confirm such information via fax as soon as practicable. NBA shall document the Price Information received by telephone, referencing the Nicholas-Applegate Securities employee name, date and time.

In the event that Nicholas-Applegate Securities does not provide Price Information to NBA in accordance with Steps 1 through 3 above, transactions involving the Fund (which may include other Plan investment options for purposes of participant distributions and exchanges, as described in section 15(a) of this Agreement) shall be processed using the most recent Price Information available from Nicholas-Applegate Securities.

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                                    EXHIBIT E

                          ACTIVITY REPORTING PROCEDURES


The final net purchase or net redemption activity as described in Section 4 shall be provided by NBA to NSCC as follows:

(1) NBA shall submit via Fund/SERV the final net activity information for each Fund on each Trade Date to NSCC by no later than 8:00 a.m. ET each Trade Date + 1, regardless of whether or not activity occurred. In the unlikely event the 8:00 a.m. ET Fund/SERV transmission is not final, NBA Trust Company shall provide trade adjustments via facsimile to Nicholas-Applegate Securities by 10:00 a.m. ET on Trade Date + 1. NBA shall receive the Trade Date net asset value from Nicholas-Applegate Securities.
(2) In the event that Fund/SERV is unavailable NBA shall provide Nicholas-Applegate Securities with the activity information via a telephone call or fax. If by phone NBA shall document the activity information reported, referencing the Nicholas-Applegate Securities employee name, date and time.

(3) Upon receipt of the fax, Nicholas-Applegate Securities hall notify NBA via telephone in order to confirm receipt of the fax and the legibility of the information.

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                                    EXHIBIT F

                                  COMPENSATION


                  In consideration of the services provided by NBA under this Agreement, Nicholas-Applegate Securities shall pay to NBA an amount equal to 25 basis points per annum of the average aggregate amount invested in the Funds through the Plans each calendar month. The average aggregate amount invested through the Plans over a calendar month shall be computed by totaling daily balances during the month and dividing such total by the actual number of days in the month. The calculation of the fee shall be based upon the Fund's records held by the Fund.

                  Nicholas-Applegate Securities agrees to provide an invoice and pay NBA all fees within thirty (30) business days after the last day of each quarter. NBA shall advise Nicholas-Applegate Securities in writing within 30 days of receipt of the invoice if NBA disagrees with any information set forth on the invoice. All payments and invoices to NBA shall be sent to: ___________________________________________________________.